EXHIBIT 99.1

Contact	Chris Grandis	FOR RELEASE
	Media Relations Director	Moved on Business Wire
	Corporate	May 21, 2012
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC BOARD DECLARES QUARTERLY CASH DIVIDEND

FALLS CHURCH, Va., May 21 – The Board of Directors of CSC (NYSE: CSC) has declared a regular quarterly dividend of $0.20 per share on the company’s Common Stock. The dividend will be paid on July 12, 2012 to stockholders of record at the close of business on June 14, 2012.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 98,000 employees and reported revenue of $15.9 billion for the 12 months ended March 30, 2012. For more information, visit the company’s website at www.csc.com.

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